UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 9, 2023 (August 3, 2023)

MSD INVESTMENT CORP.

(Exact name of Registrant as Specified in Its Charter)

Maryland	814-01481	87-4195402
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Vanderbilt Avenue, 26th Floor New York, NY	10017
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: 212-303-4728

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act: None

Item 3.02. Unregistered Sales of Equity Securities.

On July 25, 2023, MSD Investment Corp. (the “Company”) delivered a capital drawdown notice to its stockholders relating to the sale of 3,225,807 shares (the “Shares”) of the Company's common stock, par value $0.001 per share (the “Common Stock”) for an aggregate offering price of approximately $75.0 million. The Shares were issued on August 8, 2023.

The sale of the Shares was made pursuant to subscription agreements entered into by the Company and its stockholders. Under the terms of the subscription agreements, stockholders are required to fund drawdowns to purchase shares of Common Stock up to the amount of their respective capital commitments on an as-needed basis with a minimum ten business days' prior notice to stockholders.

Pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended, (the “Securities Act”), and Regulation D promulgated thereunder, the issuance of the Shares is exempt from registration and was undertaken in reliance on representations from the Company's stockholders that they are accredited investors, as that term is defined in Rule 501(a) of Regulation D of the Securities Act.

Item 7.01. Regulation FD Disclosure.

Distributions

On August 3, 2023, the board of directors of the Company declared a regular distribution to stockholders in the amount of $0.65 per share and a special distribution to stockholders in the amount of $0.03 per share. The distributions will each be payable on September 28, 2023 to stockholders of record as of September 15, 2023 for the regular distributions and to shareholders of record as of August 4, 2023 for the special distributions.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

MSD Investment Corp.

Dated: August 9, 2023	By:	/s/ Brian Williams
		Name:	Brian Williams
		Title:	Chief Financial Officer and Treasurer